EXHIBIT 99.1

Chemung Financial Corporation Reports Third Quarter 2026 Net Income of $12.7 million, or $2.63 per share

ELMIRA, N.Y., Oct. 22, 2026 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company, National Association (the “Bank”), today reported net income of $12.7 million, or $2.63 per share, for the third quarter of 2026, compared to net income of $8.8 million, or $1.82 per share, for the second quarter of 2026, and net income of $7.8 million, or $1.62 per share, for the third quarter of 2025.

"Third quarter results reflect the earnings power the Corporation has built through the strategic decisions of the past year and the efforts of our team across each of our markets," said Anders M. Tomson, President and CEO of Chemung Financial Corporation. "Steady commercial loan growth and disciplined management of funding costs continue to support earnings as we navigate a dynamic interest rate environment," Tomson added.

"Earlier this month, we completed our conversion to a national bank charter and announced our intent to unify our three divisions under a single name, Canal Bank & Trust," said Tomson. "In recent years, our footprint has grown from our roots in the Southern Tier to include the Capital Region and Western New York. Bringing those markets together under one brand reflects who we have become as an organization, one team, delivering a consistent experience to every customer we serve. While our name will change, the values that have guided us since 1833 will not," concluded Tomson.

Third Quarter 2026 Highlights:

  Net interest income increased $3.0 million, or 13.2%, and pre-provision net revenue increased $2.8 million, or 24.9%, in the third quarter of 2026, each compared to the same period in the prior year. 1

  Year to date annualized loan growth totaled 7.7%, including annualized commercial loan growth of 11.7%.

  Year to date adjusted efficiency ratio was 58.83%, compared to 64.08% for the same period in the prior year, an improvement of 525 basis points. 1

  Effective October 1, 2026, Chemung Canal Trust Company completed its previously announced charter conversion from a New York State trust company to a national bank, under the supervision of the Office of the Comptroller of the Currency (the "OCC"). Concurrent with the charter conversion, the Bank now operates under the name Chemung Canal Trust Company, National Association.

  In October, the Corporation announced its intent to unify the three existing divisional brands of Chemung Canal Trust Company, N.A., which include Capital Bank and Canal Bank, under a single name, Canal Bank & Trust, N.A., to create a more consistent customer experience across its footprint. The rebranding will be introduced during the fourth quarter and rolled out across the footprint beginning in 2027.

  The Corporation announced a $0.02 per share increase in its quarterly dividend during the third quarter, representing a 5.9% increase over the prior quarter. Dividends declared during the third quarter of 2026 were $0.36 per share.

1 See the GAAP to Non-GAAP reconciliations.

3rd Quarter 2026 vs 2nd Quarter 2026

Net Interest Income:

Net interest income for the third quarter of 2026 totaled $25.7 million, compared to $24.7 million for the prior quarter, an increase of $1.0 million, or 4.0%, driven by an increase of $1.3 million in interest income on loans, partially offset by increases of $0.1 million in both interest expense on deposits and interest expense on borrowed funds, and a decrease of $0.1 million in interest income on interest-earning deposits.

Interest income on loans increased mainly due to an increase of $37.6 million in average balances of total loans and an increase of six basis points in the average yield on total loans, each compared to the prior quarter. The increase in average balances of total loans was primarily the result of an increase of $41.4 million in average balances of commercial loans, which was concentrated in commercial real estate loans, driven by new origination activity and continued draws on construction loans. Average balances of residential mortgage loans increased $1.5 million, while average balances of consumer loans declined $5.2 million, each compared to the prior quarter. The decline in average balances of consumer loans was largely due to a decline in average balances of indirect auto loans, as paydowns and payoffs continued to outpace new originations, partially offset by growth in average balances of home equity lines of credit.

The average yield on total loans increased mainly due to an increase of six basis points in the average yield on commercial loans, as well as an increase of eight basis points in the average yield on consumer loans, each compared to the prior quarter. The average yield on residential mortgage loans was relatively in line with the prior quarter, increasing one basis point. The increase in the average yield on commercial loans was primarily due to new balances continuing to be originated at higher interest rates relative to the portfolio’s average rate, the impact of interest rate resets on loans originated in the previous lower interest rate environment, and to the recognition of $0.2 million in prepayment penalties, deferred fees, and other fees associated with the payoff of two commercial real estate loans in the current quarter. The 25 basis point increase in the Federal Funds Target Range Upper Limit ("Fed Funds" rate) toward the end of the current quarter also had a positive impact on the average yield of commercial lines of credit, which mostly reprice on a daily basis. The increase in the average yield on consumer loans was largely due to repricing of prior promotional home equity lines of credit, which had carried below-market interest rates for one year following origination, to variable rates based on the Prime rate, partially offset by the origination of promotional lines in the current quarter. The average yield on consumer loans was also positively impacted by the increase in the Fed Funds rate.

Interest expense on deposits increased mainly due to an increase of two basis points in the average cost of total interest-bearing deposits, compared to the prior quarter. The increase in the average cost of total interest-bearing deposits was primarily the result of an increase of five basis points in the average cost of savings and money market deposits, compared to the prior quarter. The increase in the average cost of savings and money market deposits was largely due to rate adjustments on certain larger commercial relationships during the quarter, partially offset by lower average balances of municipal insured cash sweep (ICS) deposits, which carry higher costs relative to other types of savings and money market deposits. Partially offsetting the overall increase in the average cost of interest-bearing deposits was a decrease of two basis points in the average cost of customer time deposits compared to the prior quarter, largely due to maturities of previous higher-cost CD campaign offerings which were not renewed at maturity. Also offsetting the increase in interest expense on deposits was a decline of $12.3 million in average balances of total interest-bearing deposits compared to the prior quarter, largely due to declines of $19.6 million and $14.6 million in average balances of customer time deposits and interest-bearing demand deposits, respectively, partially offset by an increase of $15.9 million in average balances of savings and money market deposits.

Interest expense on borrowed funds increased largely due to an increase of $9.2 million in average balances of total borrowings compared to the prior quarter. The average cost of total borrowed funds decreased 15 basis points, as higher-cost subordinated debt comprised a smaller proportion of total borrowings compared to the prior quarter. Interest income on interest-earning deposits decreased primarily due to a decline of $9.6 million in average balances of interest-earning deposits, compared to the prior quarter, as available cash was used to fund loan growth.

Fully taxable equivalent net interest margin was 3.74% for the current quarter, compared to 3.67% for the prior quarter. Average interest-earning assets increased $25.5 million while average interest-bearing liabilities decreased $3.0 million, each compared to the prior quarter. The average yield on interest-earning assets increased seven basis points to 5.25%, and the average cost of interest-bearing liabilities increased three basis points to 2.30%, each compared to the prior quarter. Total cost of funds was 1.67% for the current quarter, in line with the prior quarter.

Provision for Credit Losses:

Provision for credit losses was a credit of $2.6 million for the third quarter of 2026, compared to provision expense of $0.6 million for the prior quarter, a decrease of $3.2 million. The decrease was primarily due to a $2.9 million partial recovery of a commercial and industrial loan participation, received in connection with the settlement of related litigation during the current quarter, resulting in total net recoveries of $2.6 million in the current quarter, compared to net charge-offs of $0.2 million in the prior quarter. Also contributing to the decrease were improvements in FOMC forecasts for national unemployment and GDP growth and improvements in modeled prepayment speeds.

Non-Interest Income:

Non-interest income for the third quarter of 2026 totaled $6.3 million, compared to $6.5 million for the prior quarter, a decrease of $0.2 million, or 3.1%, driven by a decrease of $0.3 million in the change in fair value of equity investments, partially offset by an increase of $0.2 million in other non-interest income. The decrease in the change in fair value of equity investments was largely due to a decline in the market value of the Corporation's deferred compensation plan in the current quarter, compared to an increase in the prior quarter. The increase in other non-interest income was largely due to higher incentive income recognized under a debit card network agreement in the current quarter.

Non-Interest Expense:

Non-interest expense for the third quarter of 2026 totaled $18.1 million, compared to $19.3 million for the prior quarter, a decrease of $1.2 million, or 6.2%, driven by decreases of $0.4 million in other non-interest expense, $0.3 million in marketing and advertising, and $0.2 million in each of professional services, loan expense, and pension and other employee benefits, partially offset by an increase of $0.2 million in salaries and wages. Other non-interest expense decreased primarily due to a $0.3 million write-down of a legacy non-marketable equity investment in the prior quarter. Marketing and advertising decreased largely due to elevated costs in the prior quarter associated with television advertising and the launch of a business banking campaign. Professional services decreased mainly due to tax services performed for the Corporation's Wealth Management Group and legal services related to the Bank's charter conversion recognized in the prior quarter. Loan expense decreased largely due to lower legal expenses associated with litigation that was settled during the current quarter. Pension and other employee benefits decreased mainly due to the timing of employee healthcare-related expenses. Salaries and wages increased primarily due to an increase in incentive-based compensation and expense recognized on the accelerated vesting of restricted stock grants for employee retirements during the current quarter, partially offset by a decrease in expense relating to the Corporation's deferred compensation plan as a result of the decrease in the market value of the plan during the current quarter, compared to an increase in the prior quarter.

Income Tax Expense:

Income tax expense for the third quarter of 2026 was $3.8 million, compared to $2.5 million for the prior quarter, an increase of $1.3 million. The increase in income tax expense was primarily due to an increase in pre-tax income compared to the prior quarter, including the $0.8 million income tax impact from the recovery of credit losses following the litigation settlement in the current quarter. The effective tax rate for the current quarter was 23.0%, compared to 22.0% for the prior quarter.

3rd Quarter 2026 vs 3rd Quarter 2025

Net Interest Income:

Net interest income for the third quarter of 2026 totaled $25.7 million, compared to $22.7 million for the same period in the prior year, an increase of $3.0 million, or 13.2%, driven by an increase of $3.1 million in interest income on loans and a decrease of $1.3 million in interest expense on deposits, partially offset by a decrease of $0.9 million in interest income on interest-earning deposits and an increase of $0.6 million in interest expense on borrowed funds.

Interest income on loans increased mainly due to an increase of $204.6 million in average balances of total loans and an increase of two basis points in the average yield on total loans, compared to the same period in the prior year. The increase in average balances of total loans was primarily the result of an increase in the average balances of commercial loans, with a smaller increase attributable to residential mortgage loans, partially offset by a decrease in average balances of consumer loans. Average balances of total commercial loans increased $221.1 million compared to the same period in the prior year, with growth largely attributable to the Corporation’s Canal Bank and Capital Bank divisions. Average balances of residential mortgage loans increased $9.5 million compared to the same period in the prior year, mainly due to origination activity during the fourth quarter of 2025 and year to date in 2026, and the retention of more originated balances for investment. Average balances of consumer loans declined $26.1 million compared to the same period in the prior year, primarily due to a decline in average balances of indirect auto loans, as the Corporation continued to prioritize other types of lending throughout 2025 and year to date in 2026.

Increases of six and 12 basis points in the average yields on residential mortgage loans and consumer loans, respectively, were mostly offset by a decrease of two basis points in the average yield on commercial loans, each compared to the same period in the prior year. The increase in the average yield on residential mortgage loans was largely due to yields on mortgages originated since the prior year period generally being higher than the portfolio’s average yield, despite the recognition of interest income on the payoff of a nonaccrual loan and deferred fees on the payoff of several larger loans in the prior year period. The increase in the average yield on consumer loans was largely due to the repricing of prior promotional home equity lines of credit from below-market introductory rates, partially offset by a lower average Prime rate in the current year period compared to the same period in the prior year. The decrease in the average yield on commercial loans was largely due to lower interest rates on variable rate commercial loans, as cumulative decreases of 75 basis points in the Fed Funds rate between September and December 2025 were only partially offset by the 25 basis point increase in September 2026. Partially offsetting the decrease were new balances originated at interest rates above the portfolio’s average rate, and the recognition of $0.2 million in prepayment penalties, deferred fees, and other fees associated with the payoff of two commercial real estate loans in the current year period.

Interest expense on deposits decreased primarily due to a decrease of 28 basis points in the average cost of total interest-bearing deposits, and a decline of $28.4 million in average balances of total interest-bearing deposits, each compared to the same period in the prior year. The decrease in the average cost of total interest-bearing deposits was largely due to decreases of 37 and 18 basis points in the average cost of customer time deposits and savings and money market deposits, respectively, compared to the same period in the prior year. Average balances of customer time deposits also decreased $75.2 million compared to the same period in the prior year. The decreases in the average cost and average balances of customer time deposits were largely the result of the discontinuation of longer-term, higher-cost promotions in the second half of 2025 in favor of shorter-term offerings, resulting in many previous promotional CDs not being renewed at maturity. Customer time deposits comprised 18.3% of total average deposits during the third quarter of 2026, compared to 21.7% during the same period in the prior year. The decrease in the average cost of savings and money market deposits was mainly due to targeted reductions in tiered interest rates offered on money market deposits in the fourth quarter of 2025 and the first quarter of 2026 as market interest rates declined. Partially offsetting the decrease in interest expense on deposits was an increase of $66.4 million in average balances of savings and money market deposits, compared to the same period in the prior year, more than half of which was concentrated in the Corporation's Canal Bank division.

Interest income on interest-earning deposits decreased primarily due to declines of $74.5 million in average balances and 69 basis points in the average yield on interest-earning deposits, each compared to the same period in the prior year. Average balances of interest-earning deposits decreased mostly as a result of the Corporation utilizing cash proceeds from the sale of available for sale securities and the issuance of subordinated debt in 2025 to fund loan growth and pay off wholesale funding liabilities in the second half of 2025. The decrease in the average yield on interest-earning deposits was largely due to the cumulative decreases of 75 basis points in the Fed Funds rate between September and December 2025, partially offset by the 25 basis point increase in September 2026.

Interest expense on borrowed funds increased largely due to an increase of $61.1 million in average balances of total borrowed funds, partially offset by a decrease of 181 basis points in the average cost of total borrowed funds, each compared to the same period in the prior year. The increase in average balances of total borrowed funds was primarily due to an increase of $55.9 million in average balances of term advances and other debt, reflecting increased utilization of FHLBNY advances to fund loan growth following the deployment of excess cash in the second half of 2025. The decrease in the average cost of total borrowed funds was primarily due to subordinated debt comprising a smaller proportion of total borrowings in the current year period, as well as a decrease of 49 basis points in the average cost of term advances and other debt, as a result of the relatively lower market interest rate environment compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 3.74% for the third quarter of 2026, compared to 3.45% for the same period in the prior year. Average interest-earning assets increased $114.4 million and average interest-bearing liabilities increased $32.7 million, each compared to the same period in the prior year. The average yield on interest-earning assets increased ten basis points to 5.25%, while the average cost of interest-bearing liabilities decreased 21 basis points to 2.30%, each compared to the same period in the prior year. Total cost of funds was 1.67% for the current quarter, compared to 1.85% for the same period in the prior year, a decrease of 18 basis points.

Provision for Credit Losses:

Provision for credit losses was a credit of $2.6 million for the third quarter of 2026, compared to provision expense of $1.1 million for the same period in the prior year, a decrease of $3.7 million. The decrease was primarily due to a $2.9 million partial recovery of a commercial and industrial loan participation received in connection with the settlement of related litigation during the current year period, which resulted in net recoveries of $2.6 million for the third quarter of 2026, compared to net charge-offs of $0.1 million for the same period in the prior year. Also contributing to the decrease was lower loan growth in the current year period, which totaled $33.9 million, compared to growth of $69.9 million during the same period in the prior year, as well as favorable changes in model inputs in the current year period, including improvements in FOMC forecasts for national unemployment and GDP growth and in modeled prepayment speeds.

Non-Interest Income:

Non-interest income for the third quarter of 2026 was $6.3 million, compared to $6.1 million for the same period in the prior year, an increase of $0.2 million, or 3.3%, driven by increases of $0.3 million in other non-interest income and $0.2 million in wealth management group fee income, partially offset by a decrease of $0.2 million in the change in fair value of equity investments. The increase in other non-interest income was largely due to higher incentive income recognized under a debit card network agreement in the current quarter, as well as an increase in commission income attributable to the Corporation's CFS Group. Wealth management group fee income increased mainly due to an increase in the market value of assets under management, excluding assets under management or administration for the Corporation, of 4.4% compared to September 30, 2025, largely due to improvements in financial markets between the third quarters of 2025 and 2026. The decrease in the change in fair value of equity investments was mostly due to a decrease in the market value of the Corporation's deferred compensation plan in the current year period, compared to an increase in the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the third quarter of 2026 was $18.1 million, compared to $17.6 million for the same period in the prior year, an increase of $0.5 million, or 2.8%, driven by increases of $0.3 million in salaries and wages and $0.1 million in professional services, partially offset by a decrease of $0.2 million in pension and other employee benefits. Salaries and wages increased mainly due to annual merit-based increases in base salaries and an increase in incentive-based compensation, partially offset by a decrease in expense relating to the Corporation's deferred compensation plan as a result of the decrease in the market value of the plan during the current year period, as well as higher expense recognized in the prior year period on the accelerated vesting of restricted stock grants for employees retiring during that period. Professional services increased primarily due to an increase in consulting services in support of corporate initiatives compared to the same period in the prior year. Pension and other employee benefits decreased largely due to the timing of employee healthcare-related expenses.

Income Tax Expense:

Income tax expense for the third quarter of 2026 was $3.8 million, compared to $2.3 million for the same period in the prior year, an increase of $1.5 million. The increase in income tax expense was primarily due to an increase in pre-tax income, including the $0.8 million income tax impact from the recovery of credit losses following the litigation settlement in the current quarter. The effective tax rate for the current quarter was 23.0%, compared to 22.6% for the same period in the prior year.

Asset Quality
Non-performing loans totaled $13.8 million, or 0.57% of total loans, as of September 30, 2026, compared to $7.9 million, or 0.35% of total loans, as of December 31, 2025. The increase was primarily due to $7.9 million in commercial loans being placed into non-performing status during the nine months ended September 30, 2026, including one commercial and industrial loan with a balance of $2.2 million and three non-owner occupied commercial real estate loans from two relationships with balances totaling $5.3 million. These additions were partially offset by the transfer of $2.0 million in commercial real estate loans to other real estate owned, net of $0.3 million in related charge-offs, the payoff of two nonaccrual commercial real estate loans totaling $0.6 million, and a $1.1 million net decrease in other non-performing commercial loans during the nine months ended September 30, 2026. Non-performing retail loans increased $1.7 million compared to December 31, 2025, driven by the addition of one residential mortgage with a balance of $0.8 million and one home equity loan with a balance of $0.5 million, as well as a $0.4 million net increase in other non-performing retail loans.

Non-performing assets totaled $16.1 million, or 0.56% of total assets, as of September 30, 2026, compared to $8.2 million, or 0.30% of total assets, as of December 31, 2025. In addition to $13.8 million in non-performing loans, non-performing assets include other real estate owned and repossessed vehicles. There was $1.9 million in other real estate owned as of September 30, 2026, all of which was obtained during the first quarter of 2026, including four properties with a fair value of $1.7 million relating to one commercial relationship. Repossessed vehicles were $0.4 million as of September 30, 2026, compared to $0.3 million as of December 31, 2025.

Delinquent loans, inclusive of delinquent non-performing loans, totaled $11.2 million, or 0.47% of total loans, as of September 30, 2026, relatively consistent with $11.2 million in delinquent loans, or 0.49% of total loans, as of December 31, 2025. The change in the composition of total delinquent loans was mostly due to the transfer of balances associated with two commercial real estate loans to other real estate owned, totaling $2.0 million, net of related charge-offs. Offsetting this decrease were increases of $0.8 million in other delinquent commercial real estate loans and $0.9 million in delinquent commercial and industrial loans. Total delinquent retail loans increased $0.4 million, driven by increases of $0.9 million in delinquent home equity lines and loans and $0.6 million in delinquent residential mortgage loans, partially offset by a $1.1 million decrease in indirect consumer loan delinquencies.

Annualized net recoveries for the nine months ended September 30, 2026, totaled 0.14%, compared to net charge-offs of 0.08% for the nine months ended September 30, 2025, a decrease of 22 basis points. The net recovery rate in the current year period was mostly due to the recovery of $2.9 million in previous commercial and industrial loan charge-offs as the result of a legal settlement, as well as a separate $0.7 million recovery of a previously charged-off commercial and industrial loan. Consumer loan net charge-offs for the nine months ended September 30, 2026, were 0.38% of average consumer loan balances, annualized, while commercial loans and residential mortgage loans each had net recovery rates during the current year period. Annualized net recoveries for the third quarter of 2026 totaled 0.43%, compared to net charge-offs of 0.03% for the prior quarter and 0.02% for the third quarter of 2025, decreases of 46 and 45 basis points, respectively. The decrease in the net charge-off rate compared to both periods was largely due to the $2.9 million recovery recognized in the current quarter following a legal settlement. Consumer loan net charge-offs for the third quarter of 2026 were 0.35% of average consumer loans, while commercial loans and residential mortgage loans each had net recovery rates during the current quarter.

The allowance for credit losses on loans was $25.2 million as of September 30, 2026, compared to $24.2 million as of December 31, 2025. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.6 million as of both September 30, 2026 and December 31, 2025. The increase in the allowance for credit losses on loans was driven by $1.4 million in specific reserve allocations made during the first nine months of 2026, including $1.2 million in allocations on one non-owner occupied commercial real estate loan. Commercial real estate loan growth also contributed to the overall increase in the allowance. Partially offsetting the overall increase were lower modeled loss rates, reflecting the annual update to the Corporation's CECL model, which is implemented in the first quarter each year, and improved economic forecasts and modeled prepayment speeds, as well as lower consumer loan balances. The ratio of the allowance for credit losses on loans to total loans was 1.05% as of September 30, 2026, compared to 1.07% as of December 31, 2025, a decrease of two basis points, while the allowance for credit losses on loans was 182.73% of non-performing loans as of September 30, 2026, compared to 306.13% as of December 31, 2025.

Balance Sheet Activity
Total assets were $2.851 billion as of September 30, 2026, compared to $2.710 billion as of December 31, 2025, an increase of $141.1 million, or 5.2%. This increase was driven by increases of $131.5 million in loans, net of deferred origination costs, $21.7 million in total cash and cash equivalents, and $14.2 million in accrued interest receivable and other assets, partially offset by a decrease of $27.2 million in securities available for sale.

Loans, net of deferred origination costs, increased due to an increase of $151.6 million in total commercial loans, partially offset by a decrease of $20.6 million in consumer loans, each compared to prior year-end. Residential mortgage loans were relatively in line with prior year-end. The increase in total commercial loans was mainly due to increases in non-owner occupied commercial real estate loans and construction loans, along with a smaller increase in owner occupied commercial real estate loans, each compared to prior year-end. The Corporation's Canal Bank division was responsible for the largest portion of the increase in total commercial loans, contributing $90.2 million to the overall increase, followed by the Capital Bank division, contributing $70.8 million.

Consumer loans decreased primarily due to net runoff of indirect auto loans, as the Corporation continues prioritizing other types of lending. Partially offsetting the decrease in consumer loans was an increase in home equity lines and loans, mainly the result of a home equity line campaign that began in the second quarter of 2026. Residential mortgage loan origination levels continued to be negatively impacted by the current interest rate environment and housing market conditions.

Cash and cash equivalents increased primarily due to an increase of $114.6 million in total deposits and $15.6 million in paydowns and maturities of securities available for sale, each compared to prior year-end, and net cash provided by operating activities, largely offset by an increase of $131.5 million in loans, net of deferred origination costs, compared to prior year-end. Accrued interest receivable and other assets increased mainly due to an increase of $10.6 million in interest rate swap assets, mainly due to changes in market interest rates compared to prior year-end. Securities available for sale decreased largely due to a decrease in the fair value of securities of $11.2 million compared to prior year-end, mostly due to increases in market interest rates compared to prior year-end, as well as year to date net paydowns and maturities totaling $15.6 million.

Total liabilities were $2.578 billion as of September 30, 2026, compared to $2.456 billion as of December 31, 2025, an increase of $122.3 million, or 5.0%. This increase was driven by increases of $114.6 million in total deposits and $9.1 million in accrued interest payable and other liabilities.

The increase in total deposits reflected growth of $74.7 million in total interest-bearing deposits and $39.8 million in non interest-bearing deposits, each compared to prior year-end. Growth in interest-bearing deposits was attributable to inflows of municipal and commercial deposits, partially offset by a decline in interest-bearing consumer deposits. Inflows of money market deposits contributed the majority of the increase in total interest-bearing deposits, increasing $101.7 million compared to prior year-end, and included inflows of commercial money market deposits. Also contributing to the increase in total interest-bearing deposits was an increase of $8.9 million in interest-bearing demand deposits, largely due to seasonal inflows of municipal deposits. Time deposits and savings deposits decreased $23.7 million and $12.1 million, respectively. The decrease in time deposits was largely due to previous CD campaign specials which matured and were not renewed. In the third quarter of the current year, the Corporation introduced a new CD campaign, partially in response to recent increases in market interest rates. The decrease in savings deposits reflected outflows from both commercial and municipal customers.

Growth in non interest‑bearing deposits primarily reflected inflows from commercial customers, as well as smaller inflows from consumer and municipal customers. Non interest-bearing deposits comprised 27.9% and 27.5% of total deposits as of September 30, 2026 and December 31, 2025, respectively. The increase in accrued interest payable and other liabilities was mainly due to an increase of $10.6 million in interest rate swap liabilities, largely due to changes in market interest rates compared to prior year-end.

Total shareholders’ equity was $273.5 million as of September 30, 2026, compared to $254.7 million as of December 31, 2025, an increase of $18.8 million, or 7.4%, driven by an increase of $25.7 million in retained earnings, mostly due to net income for the nine months ended September 30, 2026, totaling $30.7 million, partially offset by dividends declared of $5.0 million during the nine months ended September 30, 2026. Partially offsetting the increase in total shareholders' equity was an increase of $8.2 million in accumulated other comprehensive loss, mostly due to the negative impact of interest rate changes compared to prior year-end on the market value of the Corporation's available for sale securities.

The total equity to total assets ratio was 9.59% as of September 30, 2026, compared to 9.40% as of December 31, 2025, and the tangible equity to tangible assets ratio was 8.90% as of September 30, 2026, compared to 8.66% as of December 31, 2025.1 Book value per share and tangible book value per share increased to $56.51 and $52.00, respectively, as of September 30, 2026, from $52.97 and $48.43, respectively, as of December 31, 2025.1 As of September 30, 2026, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations.

Wealth Management Group and CFS Group
The market value of total assets under management or administration in our Wealth Management Group was $2.280 billion as of September 30, 2026, including $132.8 million of assets under management or administration for the Corporation, compared to $2.338 billion as of December 31, 2025, including $301.8 million of assets under management or administration for the Corporation, a decrease of $58.0 million, or 2.5%. The decrease in Wealth Management Group assets under management or administration was largely due to the transition of the administration of the Corporation's securities pledged as collateral for municipal deposits, which were previously reported by the Wealth Management Group as a component of assets under management, during the third quarter of 2026.

Excluding assets under management or administration for the Corporation, the total market value of Wealth Management Group assets increased $111.0 million, or 5.5%, largely due to improvements in financial markets during the first nine months of 2026, compared to conditions as of December 31, 2025. Total fee income attributable to the Wealth Management Group for the nine months ended September 30, 2026 was $9.5 million, compared to $8.8 million for the same period in the prior year, an increase of $0.7 million, or 8.0%.

As of September 30, 2026, CFS Group had total client assets of $303.4 million, including $115.5 million of advisory assets under management, compared to client assets of $299.4 million, including $104.1 million of advisory assets under management, as of December 31, 2025, an increase of $4.0 million in total client assets and $11.4 million in advisory assets. Total CFS Group fee and commission income for the nine months ended September 30, 2026 was $1.3 million, compared to $0.8 million for the same period in the prior year, an increase of $0.5 million, or 62.5%. The increase in total CFS Group fee and commission income was largely due to recognition of additional income in the current year period following contractual changes to a broker-dealer agreement, improvements in financial markets during the first nine months of 2026, and organic client growth across the Corporation's footprint.

Liquidity
The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY overnight and term advances, and FRB advances. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth.

As of September 30, 2026, the Corporation's cash and cash equivalents balance was $71.8 million. Following the sale of a significant portion of available for sale securities in the prior year, the Corporation continues to maintain an investment portfolio of securities available for sale, consisting of government-sponsored entity mortgage-backed securities and collateralized mortgage obligations, municipal bonds, and corporate bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity if needed. As of September 30, 2026, the Corporation's investment in securities available for sale was $253.4 million, $60.1 million of which was not pledged as collateral. Additionally, as of September 30, 2026, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $178.6 million, $85.0 million of which was utilized and $93.6 million of which was available. FHLBNY advances as of September 30, 2026 consisted of multiple short-term advances, with all advances maturing by November 2026. Also available to the Corporation is the FRB's Discount Window Lending program, at which $6.9 million in borrowing capacity was available as of September 30, 2026.

As of September 30, 2026, uninsured deposits totaled $797.5 million, or 33.4% of total deposits, including $211.0 million of municipal deposits collateralized by pledged assets, when required. As of December 31, 2025, uninsured deposits totaled $682.5 million, or 30.1% of total deposits, including $161.4 million of municipal deposits collateralized by pledged assets, when required. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation had no outstanding brokered deposits as of either September 30, 2026 or December 31, 2025. The Corporation may use brokered deposits in the future to fund asset growth or as an additional source of liquidity in support of ongoing operations.

Other Items
As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of September 30, 2026, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the third quarter of 2026. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of September 30, 2026.

About Chemung Financial Corporation
Chemung Financial Corporation is a $2.9 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, National Association, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot guarantee that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, tariffs, cybersecurity risks, changes in FDIC assessments, bank failures, difficulties in managing the Corporation’s growth, competition, geopolitical conflicts, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2025 Annual Report on Form 10-K.  These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746.  Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2026	2026	2026	2025	2025
ASSETS
Cash and due from financial institutions	$32,928	$28,994	$27,679	$22,772	$32,445
Interest-earning deposits in other financial institutions	38,911	44,119	25,691	27,325	75,201
Total cash and cash equivalents	71,839	73,113	53,370	50,097	107,646

Equity investments	3,668	3,605	3,776	3,765	3,616

Securities available for sale	253,429	269,043	275,318	280,598	280,514
Securities held to maturity	1,560	1,560	640	640	680
FHLB and FRB stock, at cost	9,554	9,690	8,964	9,466	5,524
Total investment securities	264,543	280,293	284,922	290,704	286,718

Commercial	1,885,503	1,845,751	1,786,541	1,733,912	1,671,261
Residential mortgage	287,300	286,875	285,990	286,885	277,729
Consumer	228,209	234,525	239,174	248,764	253,366
Loans, net of deferred loan fees	2,401,012	2,367,151	2,311,705	2,269,561	2,202,356
Allowance for credit losses	(25,213)	(25,232)	(24,890)	(24,209)	(23,645)
Loans, net	2,375,799	2,341,919	2,286,815	2,245,352	2,178,711

Loans held for sale	2,458	2,427	2,708	2,102	3,075
Premises and equipment, net	15,082	14,887	15,050	15,401	15,376
Operating lease right-of-use assets	5,649	5,242	5,485	4,755	4,943
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	90,478	76,892	74,772	76,235	74,725
Total assets	$2,851,340	$2,820,202	$2,748,722	$2,710,235	$2,696,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$664,375	$681,912	$641,039	$624,532	$633,216
Interest-bearing demand deposits	335,562	312,521	331,114	326,645	356,271
Money market deposits	703,094	680,752	632,729	601,391	652,289
Savings deposits	242,351	256,375	251,073	254,490	231,905
Time deposits	439,867	432,374	457,941	463,616	484,835
Total deposits	2,385,249	2,363,934	2,313,896	2,270,674	2,358,516

Advances and other debt	88,173	92,855	79,066	90,554	3,530
Subordinated debt, net of deferred issuance costs	44,105	44,079	44,054	44,028	44,002
Operating lease liabilities	5,846	5,440	5,679	4,937	5,124
Accrued interest payable and other liabilities	54,455	43,533	43,098	45,333	40,154
Total liabilities	2,577,828	2,549,841	2,485,793	2,455,526	2,451,326

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	50,119	49,638	49,194	49,547	49,027
Retained earnings	282,187	271,216	264,044	256,484	250,373
Treasury stock, at cost	(14,598)	(14,601)	(14,638)	(15,322)	(15,069)
Accumulated other comprehensive loss	(44,249)	(35,945)	(35,724)	(36,053)	(39,076)
Total shareholders' equity	273,512	270,361	262,929	254,709	245,308
Total liabilities and shareholders' equity	$2,851,340	$2,820,202	$2,748,722	$2,710,235	$2,696,634

Period-end shares outstanding	4,840	4,838	4,837	4,809	4,812

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Percent Change	Nine Months Ended September 30,		Percent Change
(in thousands, except per share data)	2026	2025		2026	2025
Interest and dividend income:
Loans, including fees	$34,093	$31,033	9.9	$98,436	$88,567	11.1
Taxable securities	1,698	1,653	2.7	5,051	7,206	(29.9)
Tax exempt securities	89	80	11.3	241	545	(55.8)
Interest-earning deposits	239	1,118	(78.6)	867	2,298	(62.3)
Total interest and dividend income	36,119	33,884	6.6	104,595	98,616	6.1

Interest expense:
Deposits	8,824	10,171	(13.2)	26,066	32,403	(19.6)
Borrowed funds	1,621	1,025	58.1	4,601	2,900	58.7
Total interest expense	10,445	11,196	(6.7)	30,667	35,303	(13.1)

Net interest income	25,674	22,688	13.2	73,928	63,313	16.8
Provision (credit) for credit losses	(2,602)	1,064	N/M	(1,440)	3,301	(143.6)
Net interest income after provision for credit losses	28,276	21,624	30.8	75,368	60,012	25.6

Non-interest income:
Wealth management group fee income	3,148	2,967	6.1	9,484	8,827	7.4
Service charges on deposit accounts	1,065	1,094	(2.7)	3,154	3,328	(5.2)
Interchange revenue from debit card transactions	1,094	1,073	2.0	3,215	3,220	(0.2)
Net (losses) on securities transactions	—	—	0.0	—	(17,498)	N/M
Change in fair value of equity investments	(41)	136	(130.1)	160	197	(18.8)
Net gains on sales of loans held for sale	41	78	(47.4)	109	169	(35.5)
Net gains (losses) on sales of other real estate owned	—	—	0.0	—	(8)	N/M
Income from bank owned life insurance	7	8	(12.5)	21	24	(12.5)
Other	993	732	35.7	2,987	3,013	(0.9)
Total non-interest income	6,307	6,088	3.6	19,130	1,272	N/M

Non-interest expense:
Salaries and wages	8,203	7,925	3.5	23,840	22,713	5.0
Pension and other employee benefits	2,124	2,298	(7.6)	6,532	6,332	3.2
Other components of net periodic pension and postretirement benefits	(127)	(113)	(12.4)	(411)	(339)	(21.2)
Net occupancy	1,441	1,371	5.1	4,515	4,335	4.2
Furniture and equipment	503	399	26.1	1,410	1,227	14.9
Data processing	2,576	2,534	1.7	7,727	7,631	1.3
Professional services	782	636	23.0	2,435	2,079	17.1
Marketing and advertising	150	203	(26.1)	888	893	(0.6)
Other real estate owned expense	1	8	(87.5)	26	22	18.2
FDIC insurance	302	352	(14.2)	921	1,225	(24.8)
Loan expense	286	262	9.2	1,078	836	28.9
Other	1,833	1,770	3.6	5,896	5,387	9.4
Total non-interest expense	18,074	17,645	2.4	54,857	52,341	4.8

Income before income tax expense	16,509	10,067	64.0	39,641	8,943	N/M
Income tax expense	3,802	2,275	67.1	8,925	1,580	N/M
Net income	$12,707	$7,792	63.1	$30,716	$7,363	N/M

Basic and diluted earnings per share	$2.63	$1.62		$6.36	$1.53
Cash dividends declared per share	$0.36	$0.34		$1.04	$0.98
Average basic and diluted shares outstanding	4,839	4,811		4,833	4,802

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Nine Months Ended
Consolidated Financial Highlights (Unaudited)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2026	2026	2026	2025	2025	2026	2025
RESULTS OF OPERATIONS
Interest income	$36,119	$34,891	$33,585	$34,219	$33,884	$104,595	$98,616
Interest expense	10,445	10,221	10,001	10,375	11,196	30,667	35,303
Net interest income	25,674	24,670	23,584	23,844	22,688	73,928	63,313
Provision (credit) for credit losses	(2,602)	561	601	1,136	1,064	(1,440)	3,301
Net interest income after provision for credit losses	28,276	24,109	22,983	22,708	21,624	75,368	60,012
Non-interest income	6,307	6,503	6,320	6,673	6,088	19,130	1,272
Non-interest expense	18,074	19,321	17,462	18,388	17,645	54,857	52,341
Income before income tax expense	16,509	11,291	11,841	10,993	10,067	39,641	8,943
Income tax expense	3,802	2,481	2,642	3,252	2,275	8,925	1,580
Net income	$12,707	$8,810	$9,199	$7,741	$7,792	$30,716	$7,363

Basic and diluted earnings per share	$2.63	$1.82	$1.91	$1.61	$1.62	$6.36	$1.53
Average basic and diluted shares outstanding	4,839	4,838	4,825	4,811	4,811	4,833	4,802
PERFORMANCE RATIOS
Return on average assets	1.80%	1.27%	1.36%	1.14%	1.15%	1.48%	0.36%
Return on average equity	18.36%	13.19%	14.25%	12.17%	12.89%	15.32%	4.27%
Return on average tangible equity (a)	19.95%	14.37%	15.54%	13.32%	14.18%	16.68%	4.71%
Efficiency ratio (unadjusted) (e)	56.51%	61.98%	58.39%	60.25%	61.32%	58.95%	81.04%
Efficiency ratio (adjusted) (a)	56.39%	61.85%	58.27%	60.12%	61.18%	58.83%	64.08%
Non-interest expense to average assets	2.56%	2.79%	2.59%	2.71%	2.61%	2.65%	2.54%
Loans to deposits	100.66%	100.14%	99.91%	99.95%	93.38%	100.66%	93.38%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.70%	5.64%	5.59%	5.69%	5.68%	5.64%	5.60%
Yield on investments	2.28%	2.27%	2.28%	2.40%	2.55%	2.28%	2.34%
Yield on interest-earning assets	5.25%	5.18%	5.13%	5.18%	5.15%	5.19%	4.90%
Cost of interest-bearing deposits	2.08%	2.06%	2.05%	2.18%	2.36%	2.06%	2.43%
Cost of borrowings	5.52%	5.67%	5.74%	7.42%	7.33%	5.64%	5.43%
Cost of interest-bearing liabilities	2.30%	2.27%	2.27%	2.34%	2.51%	2.28%	2.55%
Cost of funds	1.67%	1.67%	1.67%	1.72%	1.85%	1.67%	1.90%
Interest rate spread	2.95%	2.91%	2.86%	2.84%	2.64%	2.91%	2.35%
Net interest margin, fully taxable equivalent	3.74%	3.67%	3.60%	3.61%	3.45%	3.67%	3.15%
CAPITAL
Total equity to total assets at end of period	9.59%	9.59%	9.57%	9.40%	9.10%	9.59%	9.10%
Tangible equity to tangible assets at end of period (a)	8.90%	8.88%	8.84%	8.66%	8.36%	8.90%	8.36%
Book value per share	$56.51	$55.88	$54.36	$52.97	$50.98	$56.51	$50.98
Tangible book value per share (a)	52.00	51.37	49.85	48.43	46.44	52.00	46.44
Period-end market value per share	80.86	74.58	53.82	55.80	52.52	80.86	52.52
Dividends declared per share	0.36	0.34	0.34	0.34	0.34	1.04	0.98
AVERAGE BALANCES
Loans and loans held for sale (b)	$2,376,225	$2,338,605	$2,292,239	$2,223,188	$2,171,673	$2,335,997	$2,119,666
Interest-earning assets	2,732,061	2,706,598	2,662,192	2,625,177	2,617,680	2,700,539	2,698,654
Total assets	2,799,952	2,774,578	2,733,232	2,691,963	2,684,273	2,769,381	2,756,604
Deposits	2,360,851	2,352,242	2,319,614	2,340,931	2,343,596	2,344,386	2,406,929
Total equity	274,534	267,809	261,823	252,325	239,836	268,102	230,662
Tangible equity (a)	252,710	245,985	239,999	230,501	218,012	246,278	208,838
ASSET QUALITY
Net charge-offs (recoveries)	$(2,563)	$160	$(94)	$532	$86	$(2,497)	$1,340
Non-performing loans (c)	13,798	9,160	7,627	7,908	7,762	13,798	7,762
Non-performing assets (d)	16,078	11,211	9,758	8,165	7,972	16,078	7,972
Allowance for credit losses	25,213	25,232	24,890	24,209	23,645	25,213	23,645
Annualized net charge-offs (recoveries) to average loans	(0.43%)	0.03%	(0.02%)	0.09%	0.02%	(0.14%)	0.08%
Non-performing loans to total loans	0.57%	0.39%	0.33%	0.35%	0.35%	0.57%	0.35%
Non-performing assets to total assets	0.56%	0.40%	0.36%	0.30%	0.30%	0.56%	0.30%
Allowance for credit losses to total loans	1.05%	1.07%	1.08%	1.07%	1.07%	1.05%	1.07%
Allowance for credit losses to non-performing loans	182.73%	275.46%	326.34%	306.13%	304.63%	182.73%	304.63%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Loans and loans held for sale do not reflect the allowance for credit losses.
(c) Non-performing loans include nonaccrual loans only.
(d) Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025			Three Months Ended September 30, 2026 vs. 2025
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,857,875	$27,592	5.89%	$1,636,743	$24,383	5.91%	$3,209	$3,284	$(75)
Residential mortgage loans	287,209	3,215	4.44%	277,682	3,063	4.38%	152	106	46
Consumer loans	231,141	3,336	5.73%	257,248	3,638	5.61%	(302)	(376)	74
Taxable securities	318,954	1,702	2.12%	334,290	1,656	1.97%	46	(78)	124
Tax-exempt securities	11,574	103	3.53%	11,864	93	3.11%	10	(2)	12
Interest-earning deposits	25,308	239	3.75%	99,853	1,118	4.44%	(879)	(727)	(152)
Total interest-earning assets	2,732,061	36,187	5.25%	2,617,680	33,951	5.15%	2,236	2,207	29

Non interest-earning assets:
Cash and due from banks	26,874			26,580
Other assets	67,866			62,923
Allowance for credit losses	(26,849)			(22,910)
Total assets	$2,799,952			$2,684,273

Interest-bearing liabilities:
Interest-bearing checking	$306,782	$1,112	1.44%	$326,464	$1,287	1.56%	$(175)	$(75)	$(100)
Savings and money market	937,393	4,277	1.81%	870,958	4,376	1.99%	(99)	320	(419)
Time deposits	432,392	3,368	3.09%	507,557	4,429	3.46%	(1,061)	(615)	(446)
Brokered deposits	7,149	67	3.72%	7,174	79	4.37%	(12)	—	(12)
FHLBNY overnight advances	5,235	52	3.94%	23	—	—%	52	52	—
Term advances and other debt	67,248	671	3.96%	11,331	127	4.45%	544	560	(16)
Subordinated debt	44,090	898	8.08%	44,105	898	8.08%	—	(1)	1
Total interest-bearing liabilities	1,800,289	10,445	2.30%	1,767,612	11,196	2.51%	(751)	241	(992)

Non interest-bearing liabilities:
Demand deposits	677,135			631,443
Other liabilities	47,994			45,382
Total liabilities	2,525,418			2,444,437
Shareholders' equity	274,534			239,836
Total liabilities and shareholders' equity	$2,799,952			$2,684,273

Fully taxable equivalent net interest income		25,742			22,755		$2,987	$1,966	$1,021
Net interest rate spread (1)			2.95%			2.64%
Net interest margin, fully taxable equivalent (2)			3.74%			3.45%
Taxable equivalent adjustment		(68)			(67)
Net interest income		$25,674			$22,688

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2026 vs. 2025
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,812,473	$79,085	5.83%	$1,578,397	$68,988	5.84%	$10,097	$10,214	$(117)
Residential mortgage loans	286,384	9,500	4.44%	276,540	8,611	4.16%	889	314	575
Consumer loans	237,140	9,998	5.64%	264,729	11,116	5.61%	(1,118)	(1,163)	45
Taxable securities	322,735	5,061	2.10%	483,242	7,215	2.00%	(2,154)	(2,501)	347
Tax-exempt securities	11,152	277	3.32%	27,101	611	3.01%	(334)	(391)	57
Interest-earning deposits	30,655	867	3.78%	68,645	2,298	4.48%	(1,431)	(1,117)	(314)
Total interest-earning assets	2,700,539	104,788	5.19%	2,698,654	98,839	4.90%	5,949	5,356	593

Non interest-earning assets:
Cash and due from banks	26,200			25,882
Other assets	68,201			54,411
Allowance for credit losses	(25,559)			(22,343)
Total assets	$2,769,381			$2,756,604

Interest-bearing liabilities:
Interest-bearing checking	$320,194	$3,444	1.44%	$332,492	$3,888	1.56%	$(444)	$(140)	$(304)
Savings and money market	906,692	11,800	1.74%	865,917	12,479	1.93%	(679)	569	(1,248)
Time deposits	448,856	10,449	3.11%	513,847	13,669	3.56%	(3,220)	(1,620)	(1,600)
Brokered deposits	13,261	373	3.76%	70,560	2,367	4.49%	(1,994)	(1,663)	(331)
FHLBNY overnight advances	11,493	337	3.92%	8,319	286	4.60%	51	97	(46)
Term advances and other debt	53,570	1,571	3.92%	44,778	1,509	4.51%	62	273	(211)
Subordinated debt	44,064	2,693	8.17%	18,281	1,105	8.08%	1,588	1,576	12
Total interest-bearing liabilities	1,798,130	30,667	2.28%	1,854,194	35,303	2.55%	(4,636)	(908)	(3,728)

Non interest-bearing liabilities:
Demand deposits	655,383			624,113
Other liabilities	47,766			47,635
Total liabilities	2,501,279			2,525,942
Shareholders' equity	268,102			230,662
Total liabilities and shareholders' equity	$2,769,381			$2,756,604

Fully taxable equivalent net interest income		74,121			63,536		$10,585	$6,264	$4,321
Net interest rate spread (1)			2.91%			2.35%
Net interest margin, fully taxable equivalent (2)			3.67%			3.15%
Taxable equivalent adjustment		(193)			(223)
Net interest income		$73,928			$63,313

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended September 30, 2026			Three Months Ended June 30, 2026			Three Months Ended September 30, 2026 vs. June 30, 2026
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,857,875	$27,592	5.89%	$1,816,492	$26,384	5.83%	$1,208	$806	$402
Residential mortgage loans	287,209	3,215	4.44%	285,723	3,159	4.43%	56	43	13
Consumer loans	231,141	3,336	5.73%	236,390	3,328	5.65%	8	(53)	61
Taxable securities	318,954	1,702	2.12%	322,178	1,669	2.08%	33	(11)	44
Tax-exempt securities	11,574	103	3.53%	10,951	89	3.26%	14	6	8
Interest-earning deposits	25,308	239	3.75%	34,864	325	3.74%	(86)	(87)	1
Total interest-earning assets	2,732,061	36,187	5.25%	2,706,598	34,954	5.18%	1,233	704	529

Non interest-earning assets:
Cash and due from banks	26,874			25,474
Other assets	67,866			67,713
Allowance for credit losses	(26,849)			(25,207)
Total assets	$2,799,952			$2,774,578

Interest-bearing liabilities:
Interest-bearing checking	$306,782	$1,112	1.44%	$321,366	$1,152	1.44%	$(40)	$(40)	$—
Savings and money market	937,393	4,277	1.81%	921,455	4,036	1.76%	241	88	153
Time deposits	432,392	3,368	3.09%	451,968	3,504	3.11%	(136)	(119)	(17)
Brokered deposits	7,149	67	3.72%	1,183	11	3.73%	56	56	—
FHLBNY overnight advances	5,235	52	3.94%	3,231	31	3.85%	21	20	1
Term advances and other debt	67,248	671	3.96%	60,031	589	3.94%	82	78	4
Subordinated debt	44,090	898	8.08%	44,064	898	8.17%	—	4	(4)
Total interest-bearing liabilities	1,800,289	10,445	2.30%	1,803,298	10,221	2.27%	224	87	137

Non interest-bearing liabilities:
Demand deposits	677,135			656,270
Other liabilities	47,994			47,201
Total liabilities	2,525,418			2,506,769
Shareholders' equity	274,534			267,809
Total liabilities and shareholders' equity	$2,799,952			$2,774,578

Fully taxable equivalent net interest income		25,742			24,733		$1,009	$617	$392
Net interest rate spread (1)			2.95%			2.91%
Net interest margin, fully taxable equivalent (2)			3.74%			3.67%
Taxable equivalent adjustment		(68)			(63)
Net interest income		$25,674			$24,670

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP.  See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP.  When these exempted measures are included in public disclosures, supplemental information is not required.  The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt obligations, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2026	2026	2026	2025	2025	2026	2025
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$25,674	$24,670	$23,584	$23,844	$22,688	$73,928	$63,313
Fully taxable equivalent adjustment	68	63	62	70	67	193	223
Fully taxable equivalent net interest income (non-GAAP)	$25,742	$24,733	$23,646	$23,914	$22,755	$74,121	$63,536

Average interest-earning assets (GAAP)	$2,732,061	$2,706,598	$2,662,192	$2,625,177	$2,617,680	$2,700,539	$2,698,654

Net interest margin - fully taxable equivalent (non-GAAP)	3.74%	3.67%	3.60%	3.61%	3.45%	3.67%	3.15%

Pre-Provision Net Revenue

Pre-provision net revenue (“PPNR”), adjusted PPNR, and the ratios of each to average assets and average equity are non-GAAP financial measures. PPNR represents the Corporation’s income before income tax expense, excluding the provision for credit losses. Adjusted PPNR further excludes the impact of certain transactions or other material items of income or expense that may have had a disproportionate positive or negative impact on the Corporation’s financial results during a particular period. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s ability to generate earnings sufficient to absorb credit losses and support capital, independent of the volatility and timing of provision expense.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2026	2026	2026	2025	2025	2026	2025
PRE-PROVISION NET REVENUE
Income before income tax expense (GAAP)	$16,509	$11,291	$11,841	$10,993	$10,067	$39,641	$8,943
Add: Provision (credit) for credit losses	(2,602)	561	601	1,136	1,064	(1,440)	3,301
Pre-provision net revenue (PPNR) (non-GAAP)	$13,907	$11,852	$12,442	$12,129	$11,131	$38,201	$12,244

Less: net (gains) losses on securities transactions	—	—	—	—	—	—	17,498
Less: (gain) loss on sale of branch property	—	—	—	—	—	—	(629)
Adjusted pre-provision net revenue (PPNR) (non-GAAP)	$13,907	$11,852	$12,442	$12,129	$11,131	$38,201	$29,113

Average total assets (GAAP)	$2,799,952	$2,774,578	$2,733,232	$2,691,963	$2,684,273	$2,769,381	$2,756,604
Average total shareholders' equity (GAAP)	$274,534	$267,809	$261,823	$252,325	$239,836	$268,102	$230,662

PPNR to total average assets (non-GAAP)	1.97%	1.71%	1.85%	1.79%	1.65%	1.84%	0.59%
PPNR to total average equity (non-GAAP)	20.10%	17.75%	19.27%	19.07%	18.41%	19.05%	7.10%
Adjusted PPNR to total average assets (non-GAAP)	1.97%	1.71%	1.85%	1.79%	1.65%	1.84%	1.41%
Adjusted PPNR to total average equity (non-GAAP)	20.10%	17.75%	19.27%	19.07%	18.41%	19.05%	16.87%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2026	2026	2026	2025	2025	2026	2025
EFFICIENCY RATIO
Net interest income (GAAP)	$25,674	$24,670	$23,584	$23,844	$22,688	$73,928	$63,313
Fully taxable equivalent adjustment	68	63	62	70	67	193	223
Fully taxable equivalent net interest income (non-GAAP)	$25,742	$24,733	$23,646	$23,914	$22,755	$74,121	$63,536

Non-interest income (GAAP)	$6,307	$6,503	$6,320	$6,673	$6,088	$19,130	$1,272
Less: net (gains) losses on securities transactions	—	—	—	—	—	—	17,498
Less: (gain) loss on sale of branch property	—	—	—	—	—	—	(629)
Adjusted non-interest income (non-GAAP)	$6,307	$6,503	$6,320	$6,673	$6,088	$19,130	$18,141

Non-interest expense (GAAP)	$18,074	$19,321	$17,462	$18,388	$17,645	$54,857	$52,341

Efficiency ratio (unadjusted)	56.51%	61.98%	58.39%	60.25%	61.32%	58.95%	81.04%
Efficiency ratio (adjusted)	56.39%	61.85%	58.27%	60.12%	61.18%	58.83%	64.08%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and other intangible assets. Tangible assets represent the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2026	2026	2026	2025	2025	2026	2025
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$273,512	$270,361	$262,929	$254,709	$245,308	$273,512	$245,308
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$251,688	$248,537	$241,105	$232,885	$223,484	$251,688	$223,484

Total assets (GAAP)	$2,851,340	$2,820,202	$2,748,722	$2,710,235	$2,696,634	$2,851,340	$2,696,634
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,829,516	$2,798,378	$2,726,898	$2,688,411	$2,674,810	$2,829,516	$2,674,810

Total equity to total assets at end of period (GAAP)	9.59%	9.59%	9.57%	9.40%	9.10%	9.59%	9.10%
Book value per share (GAAP)	$56.51	$55.88	$54.36	$52.97	$50.98	$56.51	$50.98

Tangible equity to tangible assets at end of period (non-GAAP)	8.90%	8.88%	8.84%	8.66%	8.36%	8.90%	8.36%
Tangible book value per share (non-GAAP)	$52.00	$51.37	$49.85	$48.43	$46.44	$52.00	$46.44

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and other intangible assets for the period.  Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2026	2026	2026	2025	2025	2026	2025
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$274,534	$267,809	$261,823	$252,325	$239,836	$268,102	$230,662
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$252,710	$245,985	$239,999	$230,501	$218,012	$246,278	$208,838

Net income (GAAP)	$12,707	$8,810	$9,199	$7,741	$7,792	$30,716	$7,363

Return on average equity (GAAP)	18.36%	13.19%	14.25%	12.17%	12.89%	15.32%	4.27%
Return on average tangible equity (non-GAAP)	19.95%	14.37%	15.54%	13.32%	14.18%	16.68%	4.71%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROAA, and ROAE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2026	2026	2026	2025	2025	2026	2025
NON-GAAP NET INCOME
Reported net income (GAAP)	$12,707	$8,810	$9,199	$7,741	$7,792	$30,716	$7,363
Net (gains) losses on securities transactions (net of tax)	—	—	—	—	—	—	13,237
Net (gain) loss on sale of branch property (net of tax)	—	—	—	—	—	—	(463)
Net income (non-GAAP)	$12,707	$8,810	$9,199	$7,741	$7,792	$30,716	$20,137

Average basic and diluted shares outstanding	4,839	4,838	4,825	4,811	4,811	4,833	4,802

Average total assets (GAAP)	$2,799,952	$2,774,578	$2,733,232	$2,691,963	$2,684,273	$2,769,381	$2,756,604
Average total shareholders' equity (GAAP)	274,534	267,809	261,823	252,325	239,836	268,102	230,662

Reported basic and diluted earnings per share (GAAP)	$2.63	$1.82	$1.91	$1.61	$1.62	$6.36	$1.53
Reported return on average assets (GAAP)	1.80%	1.27%	1.36%	1.14%	1.15%	1.48%	0.36%
Reported return on average equity (GAAP)	18.36%	13.19%	14.25%	12.17%	12.89%	15.32%	4.27%

Basic and diluted earnings per share (non-GAAP)	$2.63	$1.82	$1.91	$1.61	$1.62	$6.36	$4.19
Return on average assets (non-GAAP)	1.80%	1.27%	1.36%	1.14%	1.15%	1.48%	0.98%
Return on average equity (non-GAAP)	18.36%	13.19%	14.25%	12.17%	12.89%	15.32%	11.67%

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714

Category:  Financial

Source: Chemung Financial Corp